July 5, 2006	EXHIBIT

Mr. Dennis Mast
HydroFlo, Inc.
2501 Reliance Avenue
Apex, North Carolina 27539

Reference: Employment Termination Letter

Dear Dennis:

This letter serves as an official notification of my decision to step down as CEO of HydroFlo, Inc. Following are my primary reasons: 1) Your decision to breech my Employment Agreement at the substitute annual shareholder’s meeting June 29, 2006. At that meeting you used your majority stake in HydroFlo stock to control the election results and vote against the Board of Director’s proposals for restructuring the organization, directly usurping my directives as CEO, and in conflict with SEC sanctions against you. 2) Your continual attempts at getting “upbeat” information to the public, strictly to maintain share price, when, if fact, there was no good news. This includes the attempt to do a reverse merger into Shine Holdings, which would artificially increase the stock price, so that you could raise additional capital, in direct conflict with SEC sanctions. Additionally, I have discovered that four CFO’s submitted their resignations to HydroFlo within the previous year, which was never submitted to the SEC under Form 8K, as required by law. If I had been able to uncover this information before April, I likely would not have taken the HydroFlo CEO position; thereby, eliminating the irreparable personal harm suffered by my family. 3) Your unwillingness to provide adequate funding for HydroFlo’s operations, a critical element in convincing me to accept the CEO position.

Dennis, as you know, HydroFlo’s current ratio is upside down, and you did not fund payroll in June. This situation simply is untenable. This company is bankrupt, but without a reorganization plan. My opinion is that Chapter 11 is the only scenario whereby corporate survival is possible, so that the company might maintain its only assets: its technologies and licenses. As you know, raising capital is next to impossible as long as we have the real and contingent liabilities associated with the shareholder suits related to the false statements made by you and George in 2005 and this year, and the SEC sanctions against you and the company.

Dennis, you induced me into coming to HydroFlo by multiple misrepresentations and misleading and false statements, and I am unwilling to serve HydroFlo stakeholders any longer, if you expect me to be your “yes” man; or if I am expected to be accountable to one shareholder who continually exhibits a reckless disregard for the laws and regulations governing public companies.

In closing, I just reviewed my handwritten notes for our personal meetings over the past three months. I am dismayed at the numerous times you made commitments to me regarding substantive issues about your responsibilities to me and the company, which, now is apparent that you never intended to honor. Your falsehoods have come at an extreme cost to me and my family, and I am embarrassed that I was taken by your misrepresentations and lack of integrity. I can only assure you that I will seek whatever legal remedies I have in order to attempt to obtain some semblance of equity.

Neal Hill